                                  EXHIBIT 10.37

                           SIGHT RESOURCE CORPORATION
                                 6725 MIAMI ROAD
                             CINCINNATI, OHIO 45243

                                                                    May 30, 2002


Ms. Carene Kunkler
3100 Hawkslanding Drive
Cincinnati, Ohio  45244

Dear Ms. Kunkler:

This letter is to confirm our understanding with respect to (i) your continued employment by Sight Resource Corporation, a Delaware corporation (the "Company"), (ii) your agreement not to compete with the Company and (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company, subject to your agreement with the terms hereof as indicated by your execution of this letter on the final page (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement (including but not limited to (a) the Company's provision to you of life and disability insurance as set forth in Section 6 hereof, termination and severance protections set forth in Section 7 hereof and a grant of 1,325,000 stock options on or about August 16, 2001 with the understanding that you would enter into an employment agreement substantially similar to this Agreement as consideration in exchange for (b) your covenants contained in Sections 9-11 of this Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

         1. POSITIONS. The Company will continue to employ you, and you agree to be employed by the Company, as its President and Chief Executive Officer, to have such responsibilities, duties and authority as are customary to such positions, including, without limitation, general supervision and control over, and responsibility for, the general management and operation of the Company and its subsidiaries. You will also have such other responsibilities, duties and authority as may from time to time be assigned to you by the Board of Directors (the "Board") that are consistent with your status as President and Chief Executive Officer of the Company. In addition, so long as you serve in such capacities, the Company will nominate you for election to its Board of Directors (the "Board") and you will report only to the Board. You agree to devote your full business time and energies to the business and affairs of the Company and its subsidiaries, if any, as is necessary from time to time.

         2. BASE SALARY. In consideration for your services under this Agreement, you shall be paid at the annualized rate of Two Hundred and Ten Thousand Dollars ($210,000), subject to increase from time to time by action of the Board in accordance with your performance and the Company's performance ("Base Salary"), and payable at such intervals as is the Company's regular payroll practice or as otherwise agreed by the Company and you, less any amounts customarily withheld, consistent with applicable law. Such compensation will be reduced by any disability payments you receive.

         3. BONUSES. Following execution of this Agreement, you and the Compensation Committee of the Board will discuss alternatives for determining the amount of any annual bonuses for which you will be eligible (commencing with the fiscal year beginning January 1, 2002). Following such discussions, the Compensation Committee will establish a policy, procedure or formula for determining the award and amount of any annual bonuses. Thereafter, you will be eligible for such bonuses in accordance with the criteria established by the Compensation Committee.

         4. EXPENSES. The Company will reimburse you for travel, entertainment and other business expenses reasonably incurred by you in connection with the business of the Company in accordance with then Company policy.

         5. BENEFITS. In connection with your employment hereunder, you will be entitled during your employment to the following additional benefits:

         (a) At the Company's expense, such benefits as the Company may provide from time to time for its senior management, but in any event providing you an automobile allowance not to exceed $850 per month.

         (b) No less than the number of vacation days in each year determined in accordance with the Company's vacation policy, but not less than five (5) weeks in any year (prorated in any year during which you are employed hereunder for less than the entire year). You shall also be entitled to all paid days off given by the Company to its executives. Unused vacation days shall not accumulate from year to year, but, upon termination of your employment for any reason, you shall be paid an amount equal to your accrued but unused vacation entitlement (if any) for the year during which such termination occurs. For purposes of this paragraph, each "year" commences on the date of your commencement of employment with the Company.

         6. LIFE AND DISABILITY INSURANCE. (a) You shall be entitled to participate in any life insurance program made available by the Company to executive officers generally. Such life insurance coverage shall, however, in no event provide a death benefit of less than four hundred twenty thousand dollars ($420,000).

(b) Within thirty (30) days following the execution of this Agreement, the Company or you shall procure, and the Company shall pay or reimburse you for the premiums on, throughout your employment pursuant to this Agreement, a disability insurance policy providing, during the period commencing ninety (90) days after onset of your disability and continuing thereafter until the earlier of the abatement of such disability or your 65th birthday, a monthly benefit equal to not less than sixty percent (60%) of one-twelfth (1/12) of your predisability annual compensation.

Disability under such policy shall be determined with reference to your "own occupation." The disability insurance policy shall, as you direct, be owned by the Company or by you. If owned by the Company, the benefits payable under the policy shall be payable as you direct. If the policy is owned by the Company, then, unless otherwise agreed by you and the Company or as required by applicable law, the premiums shall not be included in your gross income for federal income tax purposes.

         7. TERMINATION OF EMPLOYMENT; SEVERANCE. Your employment may terminate under the following circumstances only:

         (a) TERMINATION BY THE COMPANY FOR CAUSE. The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your continuing failure (other than for reasons of mental or physical disability) to render services to the Company in accordance with your duties consistent with
Section 1 of this Agreement and such failure of performance continues for a period of more than ten (10) days after notice thereof has been provided to you by or at the direction of the Board of Directors; (ii) your willful misconduct or gross negligence in connection with the performance of your duties under this Agreement; (iii) you are convicted of a felony; (iv) your willful disloyalty, deliberate dishonesty, or willful breach of fiduciary duty, (v) material breach of the terms of this Agreement which continues for a period of ten (10) days after notice thereof has been provided to you by or at the direction of the Board of Directors; (vi) the commission by you of an act of fraud, embezzlement, or deliberate disregard of the rules or policies of the Company which deliberate disregard results in significant loss, damage or injury to the Company; (vii) your willful unauthorized disclosure of any trade secret or confidential information of the Company; or (viii) your willful commission of an act inconsistent with Section 9 of this Agreement. For purposes of this Agreement, no act, or failure to act, on your part shall be considered "willful" or the equivalent unless done by you in bad faith or without reasonable belief that such action or omission was in the best interest of the Company.

         A determination that Cause exists shall be made only by the Board of Directors at a duly-conducted meeting of a majority of the Board of Directors. In making any determination under this Section, the Board of Directors shall act in good faith and shall give you an opportunity to be heard by the Board. The right of the Company to terminate your employment hereunder to which you hereby agree, shall be exercisable by written notice sent to you by the Company and shall, except as otherwise expressly provided in this Agreement, be effective as of the date of such notice or as of such later date as may be specified in such notice. Such notice shall not be effective unless it states the specific provision(s) of this Agreement upon which the termination is based. In the event that the Company terminates your employment for Cause, you shall not be entitled to any severance pay or other termination benefits except to the extent that you may be entitled to any benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Your employment with the Company may be terminated, Without Cause by the Company at any time upon written notice to you, provided, however, that if the Company terminates your employment Without Cause, the Company shall continue to pay your Base Salary (the "Salary Continuation Payments") and health and dental insurance premiums to the extent previously paid by the Company (or the cash equivalent, at the Company's discretion) for the two (2) year period immediately following the termination of your employment. In addition, you will also be entitled to reimbursement of reasonable outplacement expenses actually incurred by you, not to exceed $15,000. Reimbursement of outplacement expenses shall be made within twenty (20) days after the Company's receipt of a properly documented request for reimbursement.

The Salary Continuation Payments shall be made by the Company to you in monthly installments on the first day of each calendar month. If the Salary Continuation Payments or any other payment to be made or benefit to be provided pursuant to the preceding paragraph is not paid or provided when due, and such failure of compliance is not cured within fifteen (15) days after you give written notice of such failure to the Company, then such failure shall constitute a material breach of this Agreement, and you shall from that point forward and forever thereafter be relieved of your obligations under Section 9 of this Agreement, irrespective of any subsequent cure by the Company of its failure of compliance. The fact that you are relieved from your obligations under Section 9 shall not, however, relieve the Company of its obligation to make the payments and provide the other benefits contemplated by the preceding paragraph.
Furthermore, in the event you are terminated by the Company Without Cause or in the event you terminate your employment for Good Reason (as discussed below), any stock options held by you shall (i) automatically and fully vest so that the same are exercisable in full, and (ii) remain exercisable as provided in the applicable option documentation, provided that in no event shall any such option be exercisable for less than twelve (12) months following such termination of employment. Any stock options hereafter granted to you shall provide for such automatic and full vesting under such circumstances.

         (c)      TERMINATION BY THE EXECUTIVE WITH GOOD REASON.

         You may resign and terminate your employment with the Company for Good Reason (as defined below), provided, however, that upon written notice to the Board of your decision to terminate for Good Reason, the Company shall have ten
(10) days in which to cure such Good Reason and, further, provided, that notice of resignation for Good Reason shall not be effective unless received by the Board within forty-five (45) days following the occurrence of the applicable reason (except with respect to Section 7(c)(viii)). If you resign for Good Reason, you shall be entitled to the same treatment as if your employment was terminated Without Cause, pursuant to Section 7(b).

         Good Reason shall mean the occurrence of any of the following during your employment with the Company:

                  (i) any material diminution, without your prior consent, of your duties, responsibilities or decision making authority, or any material change, without your prior consent, in the location at which or manner in which such duties, responsibilities and authority are discharged, including without limitation, (i) any material change, without your approval, in either the place of your employment or the headquarters of the Company, or (ii) the imposition of any material requirement or material change to an existing requirement (without your approval) that you travel a greater percentage of your working time than you reasonably consider appropriate for the effective discharge of your duties;

                  (ii) any requirement that you report to anyone other than the Board, without your prior consent;

         (iii) any failure to elect (and re-elect, as applicable) you as a member of the Board, or, after having been so elected (or re-elected), your removal as a member of the Board;

                  (iv) any material breach by the Company of any material provision of this Agreement which continues for a period of at least ten (10) days after the Board receives written notice thereof from you; or

                  (v) your resignation from the Company upon a Change of Control, provided that written notice of your resignation clearly stating the reason for your resignation is provided to the Board within twelve (12) months following a Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred either:

                           (A) If during any consecutive six (6) month period
                  beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company cease, for any reason, to constitute at least fifty percent (50%) of the Board; or

                  (B) If during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed both (x) the Company shall be party to or the subject of an Extraordinary Transaction, and (y) individuals who at the beginning of such period were directors of the Company cease, for any reason, to constitute at least fifty percent (50%) of the Board. As used herein, "Extraordinary Transaction" means: a merger (other than solely for the purpose of changing jurisdiction of incorporation); a tender offer; a proxy contest; an acquisition or a capital infusion involving the issuance of (or rights to acquire, by conversion or otherwise) shares representing 25% or more of the voting power of all shares of all classes of the Company outstanding immediately following such capital infusion; or a transaction resulting in a successor to the Company as described in
                  Section 12.

         Your right to terminate your employment hereunder to which the Company hereby agrees, shall be exercisable by written notice sent to the Board by you and shall, except as otherwise expressly provided in this Agreement, be effective as of the date of such notice or as of such later date as may be specified in such notice. Such notice shall not be effective unless it states the specific provision(s) of this Agreement upon which the termination is based.

         (d)      TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON.

         You may terminate your employment with the Company, upon at least thirty (30) days' written notice, at any time. If you elect to terminate your employment Without Good Reason, the Company shall have no further obligation or duty to you other than to pay your accrued compensation in accordance with
Section 8 and to allow you to make a COBRA election, as provided by law. In addition, once the Company receives notice of resignation Without Good Reason from you, the Company may elect to terminate your employment at any time thereafter, provided the Company agrees to pay your Base Salary for the thirty
(30) day period following the Board's receipt of your written notice of termination.

         (e)      TERMINATION DUE TO DEATH OR DISABILITY.

         In the event of your death during the term of this Agreement, your employment with the Company shall immediately and automatically terminate, and the Company shall have no further obligation or duty to you other than the payment of Base Salary through the last date of employment.

         The Company may terminate your employment with the Company, upon written notice to you, in the event that you become disabled during your employment through any illness, injury, accident, or condition of either a physical or psychological nature and, as a result, are, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for a period of sixty (60) consecutive days, or for shorter periods aggregating one hundred twenty (120) days during any twelve
(12) month period. In the event of such termination, the Company shall, for a period of two (2) years following such termination, continue to pay your Base Salary on regular Company pay dates reduced, however, by the amount of the benefits received by you during such two year period under any disability insurance policy or policies paid for by the Company. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this Section 7(e), and the Company shall have no further obligation or duty to you other than (i) as set forth in this paragraph, (ii) the payment of your accrued compensation in accordance with
Section 8, and (iii) to allow you to make a COBRA election, as provided by law.

         8. ACCRUED COMPENSATION. In the event of any termination of your employment for any reason, you (or your estate) shall be paid such portion of your Base Salary and bonuses as have accrued by virtue of your employment during the period prior to termination and have not yet been paid, together with any amounts for expense reimbursement which have been properly incurred prior to termination and have not yet been paid. Such amounts shall, to the extent known, be paid within ten (10) days of the termination date. The amount due to you (or your estate) under this Section 8 in payment of any bonus shall be a proportionate amount of the bonus that would otherwise have been due to you as if such termination had not occurred. In the case of a bonus calculation of which is dependent upon full fiscal year performance of the Company, (i) the bonus shall be computed and paid as promptly as possible following the end of the fiscal year, and (ii) the proportionate amount of the bonus payable to you shall be determined by multiplying the full amount of the bonus by a fraction, the numerator of which shall equal the number of days during the fiscal year that you shall have been employed by the Company and the denominator of which shall be 365.

         9.       PROHIBITED COMPETITION AND SOLICITATION.

         You acknowledge that the Company has invested substantial time, money and resources in the development and retention of its Inventions and Confidential Information (including trade secrets) customers and business partners, and further acknowledge that during the course of your employment you have had and will continue to have access to Company Inventions and Confidential Information (including trade secrets), and that you have been and will continue to be introduced to existing and prospective customers and business partners of the Company. You acknowledge and agree that any and all "goodwill" associated with any customer, prospective customer or business partner belongs exclusively to the Company including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between you and any customer, prospective customer or business partner of the Company. The phrase, "business partner," shall include but not be limited to all persons and entities with whom the Company has maintained or pursued investment, strategic alliance or consulting relationships of any type.

         In recognition of the acknowledgments contained in the preceding paragraph, you covenant and agree that:

         (a) Throughout your employment with the Company and for a period of two
(2) years following such termination (regardless of the reasons for the termination), you shall not, without the prior written consent of the Board, for yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which operates a Retail Optical Outlet (as hereinafter defined) in any Restricted Territory (as hereinafter defined); PROVIDED, HOWEVER, that nothing contained herein shall preclude you from (i) purchasing or owning up to three percent (3%) of the issued and outstanding capital stock of any business whose stock is publicly traded or (ii) serving on the boards of directors of entities which do not compete with the Company, so long as you provide advance, written notice of such service to the Board and such service does not interfere with the performance of your obligations hereunder, including those contained in this Section 9. As used herein, "Retail Optical Outlet" means a retail establishment that sells any retail optical product or service of a type which either (i) represents ten percent (10%) or more of the revenues of the Company (as measured during the preceding twelve
(12) months), or (ii) is expected, under the Company's then current Board-approved Business Plan, to represent ten percent (10%) or more of the revenues of the Company during the period covered by such Business Plan. As used herein, "Restricted Territory" means a geographical retail market in which the Company has a retail location or in which the Company's then current Board-approved Business Plan calls for the opening of a specific retail location.

         (b) Throughout your employment with the Company and for a period of two
(2) years following such termination (regardless of the reasons for the termination), you may not directly or indirectly solicit or encourage any customer of the Company to purchase retail optical products or services (of the type then being sold by the Company) from any competitive Retail Optical Outlet in any Restricted Territory, without the express prior written consent of the Board.

         (c) Throughout your employment with the Company and for a period of two
(2) years following such termination (regardless of the reasons for the termination), you may not, directly or indirectly, entice, solicit or encourage any person who is then-engaged as an employee or independent contractor of the Company or who was so engaged at any time within ninety (90) days preceding the enticement, solicitation or encouragement to sever his or her relationship with the Company, nor may you, directly or indirectly, be involved in the recruitment of any such employee or independent contractor on behalf of yourself or any person or entity other than the Company, without the express prior written consent of the Board.

         (d) Throughout the course of your employment with the Company and at all times thereafter, you will not voluntarily make any statement that is professionally or personally disparaging about, or adverse to, the interests of the Company, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, financing, financial condition, capability or other aspect of the business of the Company or any of its officers, directors, shareholders or employees. You further agree that during the course of your employment with the Company and at all times thereafter, you will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Company or any of its officers, director, shareholders or employees.

(e) Throughout your employment with the Company and for a period of two (2) years following such termination (regardless of the reasons for the termination), you shall not, without the prior written consent of the Board, use or assist anyone else in using, other than for the benefit of the Company, the in-store frame placement software developed by Eyeshop.Com Inc., a subsidiary of the Company, or any software substantially similar thereto.
For purposes of application of this Section 9 following termination of your employment, the determination of (w) products or services then being sold by the Company, (x) Restricted Territories, (y) the then current Board-approved Business Plan, and (z) the customers of the Company, shall all be made as of the date of termination of your employment.

         You agree that (i) the provisions of this Section 9 are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in this Section 9 are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm that would not have an adequate remedy at law. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

         10. PROTECTED INFORMATION. The Company has developed, uses and maintains trade secrets1 and other confidential and proprietary information. As used in this Agreement, the phrase, "Confidential Information," means that secret proprietary information of the Company of whatever kind or nature pertaining to any aspect of the Company's business disclosed to or known by you as a consequence of or through your employment with the Company. Such proprietary information includes but is not limited to information relating to the Company's Inventions, research, drawings, engineering plans, products, software, hardware configuration information, licenses, sources of supply and material, operating and other cost data, information regarding present, past or prospective customers (including customer contact information, preferences, purchase histories, etc.), customer proposals, price lists and data relating to pricing of the Company's products or services, training materials, product information, personnel information relating to Company employees and contractors, operating procedures, marketing information, profit and loss information, budgets, product costs, profit margins, product development and selling strategies, and supplier information, any of which information is not generally known to the public or to actual or potential competitors of the Company as it is known and organized by the Company (other than through a breach of this Agreement or similar obligations). You further recognize that during your employment you have received and will continue to receive confidential and/or proprietary information from third parties, subject to a duty to maintain the confidentiality thereof and to utilize the information for limited Company related purposes. You agree that you will not use or disclose any such information without the Company's consent except as may be necessary in the performance of your duties to the extent consistent with the Company's agreements with any such third party.

         You acknowledge that during your employment with the Company you have had and will continue to have direct access to and knowledge of Confidential Information. You covenant and agree that all such Confidential Information is and shall remain the sole property of the Company, and that during your employment with the Company and thereafter, you will hold in strictest confidence, and will not (except as required by your duties on behalf of the Company) disclose to any business, firm, entity or person, either directly or indirectly, any of the Confidential Information, except to the extent authorized by the Company or otherwise required by law. You also agree not to make copies of any such Confidential Information except to the extent authorized by the Company or otherwise required by law. You further agree that you will return all such Confidential Information (regardless of how it is maintained) and any copies thereof, to the Company upon termination of your employment, whether voluntary or involuntary and regardless of the reason for termination. The terms of this paragraph are in addition to, and not in lieu of any legal or other contractual obligations that you may have relating to the protection of the Company's Confidential Information. If you are required by law to disclose Confidential Information, you agree to provide the Board with at least five (5) days' advance, written notice thereof. The terms of this Section 10 shall survive indefinitely the termination of this Agreement and/or your employment with the Company.

         11. OWNERSHIP OF IDEAS, COPYRIGHTS AND PATENTS. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as "the inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive or develop during your term of employment with the Company, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request, or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property


--------
1/ The phrase, "trade secrets," shall be given its broadest interpretation under Delaware law and shall include, but not be limited to, information, including any formula, pattern, compilation, program, device, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of reasonable efforts, under the circumstances, to maintain its secrecy.

of the Company, and that you shall not publish any of the inventions without the prior consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

         At any time during or after your employment with the Company, you agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

         12. PARTIES. This Agreement is personal and shall in no way be subject to assignment by you except as contemplated hereby. The Company agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of the Company will be informed prior to such event of the existence of this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of the Company) to assume expressly and agree to perform this Agreement.

         13. INVALIDITY. The parties hereto intend this Agreement to be enforced as written. However, if any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         14. NOTICES. All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, or by delivery by overnight courier, with a receipt obtained therefor, as follows:

If sent to the Company:      Sight Resource Corporation
                             6725 Miami Road
                             Cincinnati, Ohio 45243
                             Attn: Board of Directors

If sent to you:              Ms. Carene Kunkler
                             3100 Hawkslanding Drive
                             Cincinnati, Ohio 45244

or such other address as either party furnishes to the other by like notice, provided, however, that any notice of a change of address shall be effective only upon receipt.

         15. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth or referred to in this Agreement and the exhibits hereto. This Agreement supersedes all previous understandings, agreements and representations between the Company and you regarding your employment by the Company, whether written or oral (including, without limitation, the Employment Agreement, dated March 20, 2000 between eyeshop.com USA inc. and you).

         16. HEADINGS. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

         17. WAIVER. No failure of the Company or you to exercise any power reserved to it or you, respectively, by this Agreement, or to insist upon strict compliance by you or the Company, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of the Company's or your right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair our or your right to exercise the same, nor shall such constitute a waiver by the Company or you, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

         18. SUBSIDIARIES. As used herein, the term, "Subsidiaries," shall mean all corporations a majority of the capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

         19. GOVERNING LAW. This Agreement shall be construed under and be governed in all respects by the law of the State of Ohio.

         20. MITIGATION; POST-EMPLOYMENT PAYMENTS AND BENEFITS. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. However, if you are employed or otherwise earning compensation for professional services during the period beginning twelve (12) months following the termination of your employment with the Company and ending twenty-four (24) months following the termination of your employment with the Company, (i) the Company's obligation to make compensation payments pursuant to Section 7 shall, for the remainder of such period, be reduced to amounts equal to the excess of the payments called for by Section 7 over the compensation earned by you, and (ii) in lieu of providing to you the health and dental insurance called for by Section 7 during the remainder of such period, the Company shall pay you $700 per month during such remainder
(pro rated for any partial month).

         21. AMENDMENT. No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto.

         22. RESOLUTION OF DISPUTES. The parties agree that any litigation arising out of or relating to the terms and conditions of this Agreement shall be initiated and conducted only in a court of competent jurisdiction in Hamilton County, Ohio. The parties consent to the jurisdiction of such courts in Hamilton County, Ohio for this purpose.

         23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original and such counterparts together constituting one agreement.

         If you agree with the terms of your employment as set forth in this Agreement, please execute the duplicate copy hereof in the space provided below.

                         SIGHT RESOURCE CORPORATION


                         BY: /S/  RYAN M. SCHWARZ
                         ------------------------
                         Name: Ryan M. Schwarz
                               ---------------
                         Title: Director, Chair of Compensation Committee
                                -----------------------------------------

ACCEPTED AND AGREED
as of the date above:



BY: /S/  CARENE S. KUNKLER
         -----------------
         CARENE KUNKLER